Exhibit 99.1

Blueknight Announces Third Quarter 2019 Results

Third Quarter Highlights

•	Net income of $7.0 million, operating income of $11.0 million and Adjusted EBITDA of $18.0 million
•	Asphalt terminalling services operating margin, excluding depreciation and amortization, of $17.1 million, slightly higher year-over-year after excluding July 2018 asset divestiture
•

Crude oil terminalling services operating margin, excluding depreciation and amortization, of $3.3 million driven by more throughput and contracted storage, which increased year-over-year by 209% and 99%, respectively

•	Crude oil pipeline services operating margin, excluding depreciation and amortization, of $0.6 million; higher year-over-year driven by improved margins
•	On track to exceed 2019 financial targets with third quarter distribution coverage of 1.43 times and leverage ratio of 4.24 times

TULSA - November 6, 2019 - Blueknight Energy Partners, L.P. (“BKEP” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today announced its financial results for the three and nine months ended September 30, 2019. Net income was $7.0 million for the third quarter of 2019, as compared to net income of $2.4 million for the same period in 2018. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $18.0 million for the three months ended September 30, 2019, as compared to $14.5 million for the same period in 2018. The 192% and 24% year-over-year increase in net income and Adjusted EBITDA, respectively, was primarily due to a strong performance across all operations and reduced costs.

“The business delivered this quarter. Asphalt volumes and throughput were significantly higher after a slow start to the year due to heavy rains in the spring.  Our crude oil business continues to outperform versus the same period last year, led by our Cushing crude oil storage business,” said Mark Hurley, Chief Executive Officer.  “We continue to make significant progress in delivering on our 2019 strategic priorities and targets for the year.  Adjusted EBITDA for the first nine months of 2019 is approximately $50 million, tracking in line with our 2019 target of mid-$60 million range, and our financial profile continues to strengthen with leverage at 4.24 times and coverage above 1.2 times for the first nine months of the year.

“Despite minimizing our growth capital expenditures in 2019 to improve our balance sheet, our business has found ways to grow through optimizing our assets and capturing efficiencies throughout our business.  After adjusting for transaction costs, I am pleased to report we have reduced corporate overhead costs by approximately 20% year-over-year. We’re very focused on building on this momentum through the remainder of the year and better positioning the company both strategically and operationally for growth in 2020,” added Hurley.

SEGMENT RESULTS

Asphalt Terminalling Services. Total operating margin, excluding depreciation and amortization, decreased $0.5 million for the three months ended September 30, 2019, as compared to the same period in 2018. Of the year-over-year decrease, $0.6 million was due to the sale of three asphalt facilities in July 2018.

Crude Oil Terminalling Services. Total operating margin, excluding depreciation and amortization, increased $2.1 million for the three months ended September 30, 2019, compared to the same period in 2018 led by higher contracted storage and stronger throughput, an increase of 99% and 209%, respectively, versus the same period in 2018.

Crude Oil Pipeline Services. Total operating margin, excluding depreciation and amortization, increased $1.1 million for the three months ended September 30, 2019, compared to the same period in 2018 due to improved margins primarily in the Partnership's crude oil marketing business.

Crude Oil Trucking Services. Average volumes decreased 14% for the three months ended September 30, 2019, as compared to the same period in 2018. Operating margin, excluding depreciation and amortization, increased by $0.2 million in the third quarter of 2019 compared to the same period last year due to higher-margin truck hauls.

BALANCE SHEET AND CASH FLOW

For the three months ended September 30, 2019, distributable cash flow was $11.6 million, as compared to $9.0 million for the same period in 2018. Based on the Partnership’s most recent distribution announcement, distribution coverage was 1.43 times for third quarter of 2019 versus 0.92 times for the same period in 2018. Net capital expenditures for the third quarter of 2019 were $3.0 million, which included $2.1 million of net maintenance capital. The Partnership ended the third quarter of 2019 with total debt of $258.6 million, which resulted in a leverage ratio of 4.24 times, and $2.8 million of cash.  As of November 1, 2019, total debt was $251.6 million and cash was $1.1 million.

At the end of the third quarter of 2019, total availability under the credit facility was approximately $140.4 million, and availability subject to covenant restrictions was $46.4 million. Based on the current outlook and liquidity, the Partnership expects to be in a position to settle the Ergon put, which relates to Ergon's investment in Cimarron Express, in cash when it is exercised.  As of September 30, 2019, the value of the Ergon put was approximately $12.1 million.

RECENT DEVELOPMENT

On August 5, 2019, Ergon filed an amendment to its Schedule 13D with the SEC disclosing that Ergon made a non-binding proposal to the Board, pursuant to which Ergon would acquire all the outstanding Common Units and Series A Preferred Units of the Partnership not already owned by Ergon and its affiliates. The proposal was referred to the Conflicts Committee of the Board for consideration. The proposal was withdrawn by Ergon on September 11, 2019.

CONFERENCE CALL

The Partnership will discuss third quarter 2019 results during a conference call tomorrow, Thursday, November 7, 2019, at 10:00 a.m. CDT (11:00 a.m. EDT). The conference call will be accessible by telephone at 1-855-327-6837. International participants will be able to access the conference call at 1-631-891-4304. Participants are requested to dial in five to ten minutes before the scheduled start time. An audio replay will be available through the Investors section of the Partnership’s website at http://investor.bkep.com for 30 days.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended September 30, 2019, to be filed with the SEC on November 7, 2019.

Results of Operations

The following table summarizes the Partnership’s financial results for the three and nine months ended September 30, 2018 and 2019 (in thousands, except per unit data):

	Three Months ended September 30,		Nine Months ended September 30,
	2018	2019	2018	2019

Service revenue:
Third-party revenue	$12,743	$15,716	$44,164	$47,329
Related-party revenue	5,396	3,956	17,780	12,257
Lease revenue:
Third-party revenue	11,368	11,444	31,409	31,026
Related-party revenue	5,406	5,427	20,584	15,179
Product sales revenue:
Third-party revenue	97,763	55,213	146,892	173,773
Related-party revenue	482	-	482	-
Total revenue	133,158	91,756	261,311	279,564
Costs and expenses:
Operating expense	27,174	25,168	87,297	78,326
Cost of product sales	50,815	18,972	73,493	64,069
Cost of product sales from related party	44,106	32,691	67,853	99,886
General and administrative expense	4,322	3,840	13,029	10,495
Asset impairment expense	15	83	631	2,316
Total costs and expenses	126,432	80,754	242,303	255,092
Gain (loss) on sale of assets	(63)	(40)	300	1,765
Operating income	6,663	10,962	19,308	26,237
Other income (expenses):
Other income	-	-	-	268
Gain on sale of unconsolidated affiliate	-	-	2,225	-
Interest expense	(4,090)	(3,989)	(12,683)	(12,394)
Income before income taxes	2,573	6,973	8,850	14,111
Provision for income taxes	165	14	215	39
Net income	$2,408	$6,959	$8,635	$14,072

Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$39	$110	$298	$268
Preferred interest in net income	$6,279	$6,278	$18,836	$18,836
Net income (loss) available to limited partners	$(3,910)	$571	$(10,499)	$(5,032)

Basic and diluted net loss per common unit	$(0.09)	$0.01	$(0.25)	$(0.12)

Weighted average common units outstanding - basic and diluted	40,380	40,811	40,331	40,735

The table below summarizes the Partnership’s financial results by segment operating margin, excluding depreciation and amortization for the three and nine months ended September 30, 2018 and 2019 (dollars in thousands):

	Three Months ended		Nine Months ended		Favorable/(Unfavorable)
Operating results	September 30,		September 30,		Three Months		Nine Months
	2018	2019	2018	2019	$	%	$	%
Operating margin, excluding depreciation and amortization:
Asphalt terminalling services	$17,625	$17,123	$49,621	$44,433	$(502)	(3)%	$(5,188)	(10)%
Crude oil terminalling services	1,226	3,291	6,730	9,161	2,065	168%	2,431	36%
Crude oil pipeline services	(506)	618	(1,137)	2,757	1,124	222%	3,894	342%
Crude oil trucking services	(116)	133	(601)	143	249	215%	744	124%
Total operating margin, excluding depreciation and amortization	$18,229	$21,165	$54,613	$56,494	$2,936	16%	$1,881	3%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, asset impairment charges, and other select items which management feels decreases the comparability of results among periods. Distributable cash flow is defined as Adjusted EBITDA minus cash paid for interest, maintenance capital expenditures, cash paid for taxes and other select items which management feels decreases the comparability of results among periods. Operating margin, excluding depreciation and amortization is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.

The following table presents a reconciliation of Adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands, except ratios):

	Three Months ended September 30,		Nine Months ended September 30,
	2018	2019	2018	2019
Net income	$2,408	$6,959	$8,635	$14,072
Interest expense	4,090	3,989	12,683	12,394
Income taxes	165	14	215	39
Depreciation and amortization	7,166	6,240	21,945	19,211
Non-cash equity-based compensation	684	286	1,819	879
Asset impairment expense	15	83	631	2,316
Other(1)	-	443	555	443
Adjusted EBITDA	$14,528	$18,014	$46,483	$49,354
Cash paid for interest	(4,011)	(3,844)	(12,158)	(11,817)
Cash paid for income taxes	(1)	(1)	(145)	(219)
Maintenance capital expenditures, net of reimbursable expenditures	(1,536)	(2,127)	(5,371)	(7,256)
Other(1)	-	(443)	(555)	(443)
Distributable cash flow	$8,980	$11,599	$28,254	$29,619

Distributions declared(2)	9,745	8,083	32,153	24,248
Distribution coverage ratio	0.92	1.43	0.88	1.22

___________________________

(1) Other for the nine months ended September 30, 2018, includes fees related to an asset sale transaction.  Other for the three and nine months ended September 30, 2019, relates to expenses incurred in relation to Ergon’s proposal to buy the outstanding partnership units.

(2) Inclusive of preferred and common unit declared cash distributions.

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization to operating income for the periods shown (dollars in thousands):

	Three Months ended		Nine Months ended		Favorable/(Unfavorable)
	September 30,		September 30,		Three Months		Nine Months
	2018	2019	2018	2019	$	%	$	%
Total operating margin, excluding depreciation and amortization	$18,229	$21,165	$54,613	$56,494	$2,936	16%	$1,881	3%
Depreciation and amortization	(7,166)	(6,240)	(21,945)	(19,211)	926	13%	2,734	12%
General and administrative expense	(4,322)	(3,840)	(13,029)	(10,495)	482	11%	2,534	19%
Asset impairment expense	(15)	(83)	(631)	(2,316)	(68)	(453)%	(1,685)	(267)%
Gain (loss) on sale of assets	(63)	(40)	300	1,765	23	37%	1,465	488%
Operating income	$6,663	$10,962	$19,308	$26,237	$4,299	65%	$6,929	36%

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	8.8 million barrels of liquid asphalt storage located at 53 terminals in 26 states;
•

6.9 million barrels of above-ground crude oil storage capacity located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing Interchange terminalling facility in Cushing, Oklahoma;

•	646 miles of crude oil pipeline located primarily in Oklahoma and Texas; and
•	60 crude oil transportation vehicles deployed in Oklahoma, Kansas and Texas.

BKEP provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil.  BKEP is headquartered in Tulsa, Oklahoma. For more information, visit the Partnership’s website at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032

investor@bkep.com

or

BKEP Media Contact:

Brent Gooden, (405) 715-3232 or (405) 818-1900